UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2012

Li3 Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-127703	20-3061907
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Marchant Pereira 150

Of. 803

Providencia, Santiago de Chile

Chile

(Address of principal executive offices, including zip code)

+56 (2) 896-9100

(Registrant’s telephone number, including area code)

Copy to:

Adam S. Gottbetter, Esq.

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY  10022

Phone:  (212) 400-6900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This report and its exhibits contain “forward-looking statements.” All statements other than statements of historical facts included in this report and its exhibits, including without limitation, statements regarding our financial position, estimated working capital, business strategy, the plans and objectives of our management for future operations and those statements preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should,” or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements, including, but not limited to: the results of initial exploration, and the determination by us and POSCAN of whether to pursue any of the contemplated transactions; our ability to raise additional capital to complete exploration, development and commercialization of the Maricunga Project and other opportunities; future findings and economic assessment reports; our ability to obtain the necessary operating permits and environmental approvals; our ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to establish the technical and managerial infrastructure and raise the required capital to take advantage of, and successfully participate in, such opportunities; future economic conditions; political stability; and lithium prices. For further information about certain risks we face, see “Risk Factors” in Amendment No. 7 to our Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on March 6, 2012.

Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this Report to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Item 1.01         Entry into a Material Definitive Agreement.

As previously disclosed, on May 2, 2011, we entered into and simultaneously closed under a Credit Agreement for a $1.5 million bridge loan due February 2, 2012. The zero-coupon bridge notes were initially convertible into shares of our common stock at the lender’s option at a price of $0.40 per share. The aggregate face amount of the notes at maturity was $1,677,438. We were required to prepay the notes (together with accrued original issue discount) first out of the net proceeds of any future financing transactions by us.

Also, as previously disclosed, we had entered into an Amendment and Waiver Agreement with the holders of our zero-coupon bridge notes (the “Lenders”), dated as of August 25, 2011 (the “First Waiver Agreement”). Pursuant to the First Waiver Agreement, the zero-coupon bridge notes maturity was extended to June 30, 2012, and we were not be required to make any prepayment out of the proceeds of POSCO Canada’s initial $8 million investment in us. The First Waiver Agreement did not alter the principal amount of the zero-coupon bridge notes, but did provide that such notes would accrue interest at a rate of 15% per annum from February 2, 2012, until maturity. The First Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes to $0.12 per share.

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As previously disclosed, between March 23, 2012 and April 20, 2012, the Lenders provided us with an aggregate of $650,000 principal amount of loans in exchange for 15% promissory notes due in May 2012 (the “Bridge Notes”).

On October 2, 2012, we entered into a Second Amendment and Waiver Agreement (“Second Waiver Agreement”), dated as of September 28, 2012, with the Lenders. The Second Waiver Agreement extended the maturity of the zero-coupon notes to September 28, 2013, eliminated their coupon and increased the principal amount thereof to $1,880,000 (representing an original issue discount of approximately 12.1% on the outstanding principal amount thereof. The Second Waiver Agreement also provides that any amounts not repaid in full by maturity shall accrue interest at the rate of 20% per annum thereafter, payable on the last day of each calendar month. The Lenders waived any rights to repayment they may have had with respect to our second, $10 million, tranche of equity funding from POSCO Canada, and our recently announced program of issuing shares of our common stock to certain parties in lieu of satisfying certain obligations with cash.

Pursuant to the Second Waiver Agreement, we were required to pay all accrued but unpaid interest under the zero-coupon notes at such time, which amounted to $19,500, and to pay all accrued interest under the Bridge Notes. The Second Waiver Agreement also amended the zero-coupon notes to reduce the conversion price to $0.095 per share. The Lenders also agreed to exchange the Bridge Notes for new notes, due November 2, 2012, in principal amount equal to the principal amount of Bridge Notes so exchanged (that is, $430,000 in the aggregate). In connection with the Second Waiver Agreement, we paid an arrangement fee of $37,600 to an affiliate of the Lenders.

The foregoing is a summary of the principal terms of the Waiver Agreement and is qualified in its entirety by the detailed provisions of the actual agreement, which is filed as an exhibit to this Current Report and is incorporated herein by reference.

Item 9.01         Exhibits

The following exhibits are filed or furnished with this Report.

Exhibit	Description
10.1	Second Amendment and Waiver Agreement, dated as of September 28, 2012, between Li3 Energy, Inc. and certain private institutional investors

[Signature page follows.]

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Li3 Energy, Inc.

Dated: October 8, 2012	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer

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